Exhibit 12.1

Boston Private Financial Holding, Inc.

Calculation of ratio of Earnings to Fixed Charges and Preferred Dividends

(Dollars in thousands)

	2009	2008	2007	2006	2005
INCLUDING INTEREST ON DEPOSITS EARNINGS
Add
Pre tax income/ (loss) from continuing operations before adjustments for income/ (loss) from equity investees	$17,983	$(264,140)	$2,093	$44,839	$42,338
Fixed charges from below	140,370	172,882	143,443	100,190	59,886
Distributed income of equity investees	—	—	1,388	1,180	880
Subtract
Preference security dividends	8,649	1,163	—	—	—

Total Earnings	$149,704	$(92,420)	$146,924	$146,209	$103,104

FIXED CHARGES
Interest expense	$99,829	$133,168	$139,167	$97,245	$57,266
Interest portion of fixed rentals (1)	—	—	—	—	—
Amortization premiums, discounts and capitalized expenses related to indebtedness	27,567	34,647	868	99	96
Estimate of the interest within rental expense (2)	4,325	3,905	3,408	2,846	2,524
Preference security dividends	8,649	1,163	—	—	—

Total fixed charges	$140,370	$172,882	$143,443	$100,190	$59,886

Ratio of Earnings to Fixed Charges (3)	1.07	(0.53)	1.02	1.46	1.72

EXCLUDING INTEREST ON DEPOSITS EARNINGS
Add
Pre tax income/ (loss) from continuing operations before adjustments for income/ (loss) from equity investees	$17,983	$(264,140)	$2,093	$44,839	$42,338
Fixed charges, excluding deposit interest, from below	81,498	91,286	47,106	34,668	23,786
Distributed income of equity investees	—	—	1,388	1,180	880
Subtract
Preference security dividends	8,649	1,163	—	—	—

Total Earnings	$90,832	$(174,016)	$50,587	$80,687	$67,004

FIXED CHARGES, EXCLUDING DEPOSIT INTEREST
Interest expense, excluding interest on deposits	$40,957	$51,572	$42,830	$31,723	$21,166
Interest portion of fixed rentals (1)	—	—	—	—	—
Amortization premiums, discounts and capitalized expenses related to indebtedness	27,567	34,647	868	99	96
Estimate of the interest within rental expense (2)	4,325	3,905	3,408	2,846	2,524
Preference security dividends	8,649	1,163	—	—	—

Total fixed charges, excluding deposit interest	$81,498	$91,286	$47,106	$34,668	$23,786

Ratio of Earnings to Fixed Charges Excluding Interest on Deposits (3)	1.11	(1.91)	1.07	2.33	2.82

(1)	The Company is not a party to any capital leases; therefore, this item is not applicable. All leases are operating leases.

(2)	Interest component of rental expense is estimated to be 1/3 of rental expense.

(3)	For the year ended December 31, 2008, earnings were insufficient to cover fixed charges by $265.3 million.